UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2018 (May 8, 2018)

WARRIOR MET COAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38061	81-0706839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16243 Highway 216 Brookwood, Alabama		35444
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (205) 554-6150

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On May 8, 2018, Warrior Met Coal, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with the selling stockholders named therein (the “Selling Stockholders”) and Credit Suisse Securities (USA) LLC, as underwriter (the “Underwriter”), pursuant to which the Selling Stockholders agreed to sell 8,000,000 shares of common stock, par value $0.01 per share, of the Company ( “Common Stock”), to the Underwriter at a price of $24.20 per share (the “Offering”). In addition, pursuant to the Underwriting Agreement, the Company agreed to purchase from the Underwriter 500,000 shares of Common Stock being sold by the Selling Stockholders to the Underwriter at a price per share equal to the price being paid by the Underwriter to the Selling Stockholders (the “Share Repurchase”). The Offering and the Share Repurchase, which was funded with cash on hand, closed on May 10, 2018. The Company did not receive any of the proceeds from the Offering.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company and the Selling Stockholders and other customary obligations of the parties and termination provisions. The Company and the Selling Stockholders, in each case severally and not jointly, have agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Underwriter may be required to make because of any such liabilities.

The Offering was made pursuant to the Company’s effective automatic shelf registration statement on Form S-3 (File No. 333-224734), filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2018, and a prospectus, which consists of a base prospectus, filed with the SEC May 8, 2018, a preliminary prospectus supplement, filed with the SEC on May 8, 2018, and a final prospectus supplement, filed with the SEC on May 9, 2018.

The Underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. Further, the Underwriter and its affiliates are lenders under or provided to the Company services in connection with the Company’s asset-based revolving credit agreement (the “ABL Facility”). Credit Suisse Securities (USA) LLC served as joint lead arranger and joint bookrunner in connection with the ABL Facility, and Credit Suisse AG, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, serves as a letter of credit issuer under the ABL Facility.

The preceding summary of the Underwriting Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference.

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    Immediately following the closing of the Offering on May 10, 2018, each of Messrs. Keith W. Luh, Blaine D. MacDougald and Matthew R. Michelini submitted his resignation from the Board of Directors of the Company (the “Board”), effective immediately. Each of Messrs. Luh, MacDougald and Michelini decided to resign from the Board because he does not anticipate being able to devote sufficient time to serving as a director going forward, and this decision was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(d)    On May 10, 2018, based on the recommendation of the Nominating and Corporate Governance Committee, the Board unanimously approved the election of Trevor Mills as a director of the Company, effective as of May 10, 2018, to fill one of the vacancies created by the resignations of Messrs. Luh, MacDougald and Michelini. Mr. Mills will hold office until the Company’s 2019 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Mr. Mills was appointed to the Nominating and Corporate Governance Committee of the Board.

Mr. Mills will not receive compensation from the Company for his service as a non-employee director. However, the Company will enter into an indemnification agreement with Mr. Mills in connection with his appointment to the Board, which will be in substantially the same form as that entered into with the other non-employee directors of the Company.

There are no arrangements or understandings between Mr. Mills and any other person pursuant to which he was selected as a director. Mr. Mills does not have a family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. There are no transactions in which Mr. Mills has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Exhibit Description

1.1	Underwriting Agreement, dated May 8, 2018, by and among Warrior Met Coal, Inc., certain selling stockholders and Credit Suisse Securities (USA) LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARRIOR MET COAL, INC.

Date: May 11, 2018	By:	/s/ Dale W. Boyles
Dale W. Boyles Chief Financial Officer